Exhibit 99.6

Conformed Copy

WAIVER AND TERMINATION AGREEMENT

This WAIVER AND TERMINATION AGREEMENT (this “Agreement”), dated as of the 28th day of August, 2003, by and among OPEN JOINT STOCK COMPANY “VIMPEL-COMMUNICATIONS”, an open joint stock company organized and existing under the laws of the Russian Federation (“VIP”), ECO TELECOM LIMITED, a company organized and existing under the laws of Gibraltar (“Eco Telecom”), TELENOR EAST INVEST AS, a company organized and existing under the laws of Norway (“Telenor”) and OPEN JOINT STOCK COMPANY “VIMPELCOM-REGION”, an open joint stock company organized and existing under the laws of the Russian Federation (“VIP-R”).

WHEREAS, VIP, Eco Telecom, Telenor and VIP-R (each, a “Party” and, collectively, the “Parties”) are parties to (i) that certain Primary Agreement, dated as of May 30, 2001, as amended by Amendment No. 1 thereto dated as of May 15, 2002 (the “Primary Agreement”), (ii) that certain Shareholders Agreement, dated as of May 30, 2001, as amended by Amendment No. 1 thereto dated as of May 15, 2002 (the “Shareholders Agreement”) and (iii) that certain Registration Rights Agreement, dated as of May 30, 2001, as amended by Amendment No. 1 thereto dated as of May 15, 2002 (the “Registration Rights Agreement” and, collectively with the Primary Agreement and the Shareholders Agreement, the “VIP-R Transaction Agreements”);

WHEREAS, the Parties desire to explore a potential merger of VIP-R with and into VIP, as further described in the Notice on Convocation of an Extraordinary General Meeting of Shareholders of VIP (the “Merger”); and

WHEREAS, in connection with the proposed Merger, VIP, Eco Telecom, Telenor and VIP-R desire to enter into this Agreement on the terms set forth herein.

NOW, THEREFORE, to implement the foregoing and in consideration of the mutual terms, conditions and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Shareholders Agreement.

2. Each Party represents and warrants to the other Parties hereto that on and as of the date hereof (i) such Party has all necessary corporate power and authority to enter into this Agreement, and this Agreement has been duly authorized by all necessary corporate action on the part of such Party, (ii) this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, (iii) such Party’s execution, delivery and performance of this Agreement will not violate or conflict with any agreement to which such Party is a party or which may be binding on such Party and (iv) such Party has received all consents and approvals which may be required for such Party to execute, deliver and perform its obligations under this Agreement.

3. Section 6.01(A)(b) of the Shareholders Agreement is hereby amended and restated as follows:

“(b) In the event of a Business Combination Review, if (x) the Subscriber Ratio (as defined in Section 6.01(A)(f) hereof) meets the requirements set forth in Schedule I, (y) VIP and the Company have negotiated the structure and terms of the Business Combination (including, without limitation, the applicable share exchange ratio) and (z) the Appraiser selected by VIP, Eco Telecom and Telenor in accordance with Schedule I provides VIP (with copies to Eco Telecom and Telenor) with a Fairness Opinion (as defined in Schedule I) with respect to the 6.01(A) Combination Ratio (as defined and determined in accordance with Schedule I) acceptable to VIP’s board of directors, in their sole discretion, then each of Eco Telecom, Telenor, VIP and the Company agree to take the following actions in furtherance of a Business Combination:”

4. The Parties agree to waive the applicability of Sections 6.01(A)(a), 6.01(A)(b), 6.01(A)(c), 6.01(A)(d), 6.01(A)(f) and Schedule I of the Shareholders Agreement, as amended, in connection with the proposed Merger. The Parties further agree that any reference to the phrase “Business Combination” in Section 6.01(A) of the Shareholders Agreement shall mean the proposed Merger contemplated hereby.

5. The Parties acknowledge that (i) VIP and VIP-R are in the process of negotiating the structure of the proposed Merger, (ii) VIP has engaged UBS Warburg as its financial advisor in connection with the proposed Merger and (iii) in connection therewith, UBS Warburg will render to VIP’s board of directors an opinion as to the fairness, from a financial point of view, to VIP and its minority shareholders of the financial terms of the proposed Merger. If such fairness opinion is acceptable to VIP’s board of directors, in their sole discretion, then each of Eco Telecom, Telenor, VIP and VIP-R agree to take the actions set forth in Section 6.01(A)(b)(i) through Section 6.01(A)(b)(iii) of the Shareholders Agreement, as amended, in furtherance of the proposed Merger.

6. Subject to Section 8 hereof, upon consummation of the Merger, each of the Shareholders Agreement and the Registration Rights Agreement (including all rights and obligations thereunder) shall be terminated and shall be of no further force or effect, and, upon the consummation of the Merger, each Party to the Shareholders Agreement and the Registration Rights Agreement, respectively, hereby irrevocably releases and discharges each of the other Parties thereto from any and all obligations and liabilities thereunder; provided, however, that such termination shall not be deemed to relieve any Party of, or release and discharge any Party from, any obligations of such Party pursuant to the Shareholders Agreement and the Registration Rights Agreement, as the case may be, arising, accruing or resulting from any breach, action or omission of such Party thereunder occurring prior to the date of such termination.

7. During the term of this Agreement the Parties agree to waive the requirements of Section 2.11 of the Primary Agreement (Conversion of Preferred Stock; Further Assurances). Subject to Section 8 hereof, upon consummation of the Merger, the obligations of the Parties with respect to Articles 2, 5, 7 and 8 of the Primary Agreement shall be terminated and shall be of no further force or effect, and, upon the consummation of the Merger, each Party to the Primary Agreement hereby irrevocably releases and discharges each of the other Parties thereto from any and all obligations and liabilities with respect to Articles 2, 5, 7 and 8 thereto.

8. If the Merger is not consummated by December 31, 2004 (i) this Agreement shall be null and void and of no force or effect, (ii) the VIP-R Transaction Agreements shall remain in full force and effect, (iii) none of the rights, obligations or liabilities of the Parties to the VIP-R Transaction Agreements shall be affected by this Agreement and (iv) the Parties shall take all measures necessary to effect the Conversion, as defined in, and pursuant to the terms of, Section 2.11 of the Primary Agreement.

9. The provisions of Section 13.11 of the VIP Primary Agreement, dated as of May 30, 2001, by and among VIP, Telenor and Eco Telecom, are incorporated by reference herein, as if set forth in full herein, with references therein to “this Agreement” and the words “hereof”, “herein”, “hereto” and the like being deemed to refer to this Agreement, references therein to any “party” or to the “parties” being deemed to refer to a Party or to the Parties to this Agreement references therein to “the Purchasers” therein being deemed to refer to Telenor and Eco Telcom, references therein to “the Issuer” therein being deemed to refer to VIP and VIP-R and references to “the Principal Agreements to which it is a party” and the like shall be deemed to be deleted for the purposes of this Agreement.

10. If any provision contained in this Agreement is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (a) any other provision of this Agreement in such jurisdiction or (b) such provision or any other provision of this Agreement in any other jurisdiction.

11. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

12. This Agreement may be executed in two or more counterparts, and shall become effective only upon its execution by all Parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed by its duly authorized officer, effective as of the day and year first above written.

OPEN JOINT STOCK COMPANY “VIMPEL-COMMUNICATIONS”

By:	/s/ Jo Lunder
Name: Jo Lunder
Title: CEO/General Director

By:	/s/ Dmitriy Steshchenko
Name: Dmitriy Steshchenko
Title: Chief Accountant

ECO TELECOM LIMITED

By:	/s/ Pavel Kulikov
Name: Pavel Kulikov
Title: Attorney-in-Fact

TELENOR EAST INVEST AS

By:	/s/ Fridtjof Rusten
Name: Fridtjof Rusten
Title: Attorney-in-Fact

OPEN JOINT STOCK COMPANY “VIMPELCOM-REGION”

By:	/s/ Alexei Mishchenko
Name: Alexei Mishchenko
Title: General Director

By:	/s/ Dmitriy Steshchenko
Name: Dmitriy Steshchenko
Title: Chief Accountant

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